                                                                Exhibit 99(d)(2)



                           TENDER AND VOTING AGREEMENT

                  TENDER AND VOTING AGREEMENT (this "AGREEMENT"), dated as of August 12, 2002, by and among NRT Incorporated, a Delaware corporation ("PARENT"), Timber Acquisition Corporation, a Massachusetts corporation and direct wholly-owned subsidiary of Parent ("PURCHASER"), and the stockholder of the Company (as defined below) set forth on Schedule I hereto (the "STOCKHOLDER").

                  WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.01 (the "COMMON STOCK"), of The DeWolfe Companies, Inc., a Massachusetts corporation (the "COMPANY"), set forth opposite the name of the Stockholder on
Schedule I hereto;

                  WHEREAS, Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding shares of the Common Stock (the "OFFER") and the merger of Purchaser with and into the Company with the Company continuing as the surviving corporation (the "MERGER") upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings given in the Merger Agreement); and

                  WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                  SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

                  The Stockholder hereby represents and warrants to Parent and Purchaser as follows:

                  (a) The Stockholder is the record and beneficial owner of the shares of Common Stock (such shares, as may be adjusted from time to time pursuant to Section 7, collectively with any shares of Common Stock which the Stockholder may acquire at any time on or after the date hereof during the term of this Agreement, the "SHARES") set forth opposite the Stockholder's name on
Schedule I to this Agreement. For purposes of this Agreement, and subject to
Section 7, the term "Shares" does not include any option exercisable into Common Stock. Schedule I lists separately all options, warrants or other rights to purchase Common Stock issued to the Stockholder ("OPTIONS").

                  (b) The Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (c) This Agreement has been validly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                  (d) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or the Stockholder's assets are bound. The consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder.

                  (e) The Shares and the certificates representing the Shares owned by the Stockholder are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, "ENCUMBRANCES"), except for any such Encumbrances arising hereunder.

                  SECTION 2. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.

                  Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Stockholder as follows:

                  (a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Massachusetts, respectively, and each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                  SECTION 3. TENDER OF THE SHARES.

                  (a) The Stockholder hereby agrees that unless this Agreement is terminated pursuant to Section 10 hereof, (a) the Stockholder shall tender the Shares to Purchaser in the Offer as promptly as practicable, and in any event no later than the fifth Business Day, following the commencement of the Offer pursuant to Section 2.1 of the Merger Agreement, and (b) the Stockholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired without Purchaser purchasing all shares of Common Stock validly tendered in the Offer.

                  (b) The Stockholder hereby agrees to the cancellation of each outstanding option to purchase shares of Common Stock of the Company that is held by such Stockholder, if any, immediately prior to the time of acceptance for payment of the Shares by Purchaser in the Offer, in exchange for the consideration described in Section 3.4 of the Merger Agreement. Notwithstanding the foregoing, the amounts payable to the Stockholder in respect of his/her Shares shall be reduced by the aggregate amount (including principal and interest) of any and all loans or other indebtedness owed by the Stockholder to the Company or any Company Subsidiary at the time of acceptance for payment of the Shares by Purchaser in the Offer.

                  SECTION 4. TRANSFER OF THE SHARES.

                  (a) Prior to the termination of this Agreement, except as otherwise provided herein, the Stockholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; (e) exercise, or give notice of an intent to exercise, any Options unless the Shares underlying such Options become subject to this Agreement upon such Option exercise; or (f) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby.

                  (b) The Stockholder agrees to surrender to the Company, or to the transfer agent for the Company, certificates evidencing the Shares, and shall cause the Company or the transfer agent for the Company to place the following legend on any and all certificates evidencing the Shares:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN TENDER AND VOTING AGREEMENT, DATED AS OF AUGUST 12, 2002, BY AND AMONG NRT INCORPORATED, TIMBER ACQUISITION CORPORATION AND THE STOCKHOLDER. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE

         TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

                  SECTION 5. GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

                  (a) The Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or to grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent or Purchaser proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which stockholders of the Company would receive consideration per share of Common Stock equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger, and/or (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company.

                  (b) The Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes any such proxies.

                  (c) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 5 or in Section 10, is intended to be irrevocable in accordance with the provisions of Section 41 of the Business Corporation Law of the Commonwealth of Massachusetts ("MBCL"). If for any reason the proxy granted herein is not irrevocable, then the Stockholder agrees, subject to the termination of Parent's rights hereunder as provided in
Section 5(d) and Section 10, to vote the Shares in accordance with Section 5(a) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement created under Section 41A of the MBCL.

                  (d) Each of the irrevocable proxy, Parent's interest and Parent's appointment as Stockholder's attorney-in-fact shall terminate immediately upon the termination of this Agreement pursuant to Section 10.

                  SECTION 6. PARENT OPTION.

                  (a) GRANT OF PARENT OPTION. Subject to the terms and conditions set forth herein, the Stockholder hereby grants to Parent an option ("PARENT OPTION") to purchase for cash all, but not less than all, of the Common Stock (including, without limitation, the Shares) beneficially owned or controlled by the Stockholder as of the date hereof, or beneficially owned or controlled by the Stockholder at any time hereafter (including, without limitation, shares acquired by way of exercise of options, warrants or other rights to purchase Common Stock or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by the Stockholder (as adjusted as set forth herein) (the "OPTION SHARES") at a purchase price of $19.00 per Option Share, or any higher price that may be paid in the Offer or the Merger (the "PURCHASE PRICE").

                  (b) PARENT'S EXERCISE OF PARENT OPTION.

                       (i) Parent may exercise the Parent Option, in whole or from time to time in part, by notice given to the Stockholder at any time following (x) the failure of such Stockholder to tender the Shares into the Offer no later than the fifth Business Day following the commencement of the Offer or (y) any withdrawal of such Shares prior to the termination of this Agreement in accordance with Section 10 hereof.

                       (ii) In the event Parent wishes to exercise the Parent Option, Parent shall send to the Stockholder a written notice (a "NOTICE," the date of which is hereinafter referred to as the "NOTICE DATE") specifying a place and date at least three Business Days but not more than 30 days following the Notice Date for the closing (the "CLOSING") of such purchase (the "CLOSING DATE"); PROVIDED, however, that Parent may at any time before the Closing withdraw the Notice and decline to exercise the Parent Option without prejudice to its right to exercise the Parent Option at any time thereafter during the term of the Agreement; and PROVIDED, FURTHER, that in the event that any filings, permits, authorizations, consents or approvals may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Parent may extend the Closing Date for such additional time as may be reasonably necessary to prepare and file such filings, permits, authorizations, consents or approvals as may be required by such laws and regulations, and for such additional time as may be required for the expiration of any waiting periods (as such period may be from time to time extended by any Governmental Entity) or to obtain any such authorizations, consents or approvals. Parent shall not be under any obligation to exercise the Parent Option, and may allow the Parent Option to terminate without purchasing any Common Stock hereunder from the Stockholder.

                  (c) PAYMENT AND DELIVERY OF CERTIFICATES.

                       (i) On the Closing Date, Parent shall pay to the Stockholder in immediately available funds by wire transfer to a bank account designated by the Stockholder, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased from the Stockholder on such Closing Date MINUS the aggregate amount (including principal and interest) of any and all loans or other indebtedness owed by the Stockholder to the Company or any Company Subsidiary at the time of acceptance for payment of the Shares by Purchaser in the Offer.

                       (ii) At the Closing, simultaneously with the delivery of the Purchase Price for the Option Shares to be purchased at the Closing, the Stockholder shall deliver to Parent a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Encumbrances, other than Encumbrances arising pursuant to this Agreement. If at any time during the term of this Agreement the Company has issued rights pursuant to a rights agreement, then each Option Share shall also be deemed to include and represent such rights as are provided under such rights agreement then in effect.


                  SECTION 7. CERTAIN EVENTS.

                  (a) In the event of any change in the Common Stock or Parent Option by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by the Stockholder (whether through the exercise of any options, warrants or other rights to purchase shares of Common Stock or otherwise): (i) the number of Shares owned by the Stockholder shall be adjusted appropriately, (ii) the type and number of shares or securities subject to the Parent Option, and the Purchase Price therefor, shall be adjusted appropriately, and (iii) this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by the Stockholder.

                  (b) In the event that the Company shall (i) enter into an agreement to consolidate with or merge into any Person, other than Parent or one of Parent's subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) enter into an agreement to permit any Person, other than Parent or one of Parent's subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the Common Stock then outstanding shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or (iii) liquidate, then, in the case of any of (i), (ii) or (iii), Parent or its designee shall thereafter be entitled to receive upon exercise of the Parent Option the securities or properties to which a holder of the number of Option Shares then deliverable upon the exercise thereof will have been entitled to receive upon such consolidation, merger or liquidation, and the Stockholder shall use its best efforts to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Parent Option.

                  SECTION 8. ACQUISITION PROPOSALS; NON-SOLICITATION.

                  (a) ACQUISITION PROPOSALS. The Stockholder will notify Parent and Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Stockholder, or, to the Stockholder's knowledge, the Company, the Company's officers, directors, employees, independent contractors, investment bankers, attorneys, accountants or other agents, if any, in each case in connection with any Acquisition Proposal or Acquisition Proposal Interest indicating, in connection with such notice, the name of the Person indicating such Acquisition Proposal Interest and the material terms and conditions of any proposals or offers. The Stockholder agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal Interest. The Stockholder will keep Parent and Purchaser fully informed, on a current basis, of the status and terms of any Acquisition Proposal Interest.

                  (b) NON-SOLICITATION. The Stockholder agrees to immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. Except as provided in Section 6.2(b) of the Merger Agreement, the Stockholder shall not, and shall not authorize or permit its Representatives to, directly or indirectly, (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or is reasonably likely to, lead to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or, in connection with any Acquisition Proposal, furnish to any Person (other than Parent or any of its Affiliates or representative) any information or data with respect to the Company or any Company Subsidiary or otherwise relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Any violation of the foregoing restrictions by the Stockholder or the Stockholder's Representatives, whether or not the Stockholder or Representative is so authorized by the Company and whether or not the Stockholder or Representative is purporting to act on behalf of the Company, the Stockholder or otherwise, shall be deemed to be a breach of this Agreement by the Stockholder. It is understood that this Section 8 limits the rights of the Stockholder only to the extent that the Stockholder is acting in the Stockholder's capacity as a Stockholder. Nothing herein shall be construed as preventing the Stockholder in its capacity as an officer or director of the Company, from fulfilling the obligations of such office (including, subject to the limitations contained in Sections 6.2(a) and (b) of the Merger Agreement, the performance of obligations required by the fiduciary obligations of the Stockholder acting solely in the Stockholder's capacity as an officer or director).

                  (c) Each Stockholder agrees with respect to the Shares that for a period of twelve months following the date hereof, in the event that this Agreement is terminated in accordance with Section 10 hereof, the Stockholder shall not agree to (i) tender such Shares into any tender offer, (ii) vote such Shares in favor of any Acquisition Proposal, or (iii) grant any option in connection with any Acquisition Proposal, in any such case pursuant to any agreement ("SUBSEQUENT AGREEMENT") that does not provide as a term thereof that such Subsequent Agreement shall terminate in the event of the termination of any agreement between the Company and any other party relating to an Acquisition Proposal.

                  SECTION 9. FURTHER ASSURANCES.The Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote the Shares as contemplated by Section 5.

                  SECTION 10. TERMINATION.This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) the date of termination of the Merger Agreement in accordance with its terms and (b) the Effective Time.

                  SECTION 11. EXPENSES.All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

                  SECTION 12. PUBLIC ANNOUNCEMENTS.

                  (a) Prior to the Closing, the Stockholder, Parent and Purchaser agree that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure may be made without obtaining such prior consent if (i) the disclosure is required by law or is required by any regulatory authority, including but not limited to the New York Stock Exchange, the American Stock Exchange and any other national securities exchange, trading market or inter-dealer quotation system on which the Shares trade, and (ii) the party making such disclosure has first used its best efforts to consult with the other parties about the form and substance of such disclosure.

                  (b) After the Closing, the Stockholder agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Parent or Purchaser; PROVIDED, however, that such disclosure may be made without obtaining such prior consent if (i) the disclosure is required by law or is required by any regulatory authority, including but not limited to the New York Stock Exchange, the American Stock Exchange and any other national securities exchange, trading market or inter-dealer quotation system on which the Shares trade, and (ii) the party making such disclosure has first used its best efforts to consult with the other parties about the form and substance of such disclosure.

                  SECTION 13. MISCELLANEOUS.

                  (a) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to the Stockholder, at the address set forth opposite the name of the Stockholder on Schedule 1 hereto:

                           with a copy to:

                           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                           Boston, Massachusetts 02110
                           Attention:  Richard R. Kelly, Esq.
                           Telephone:  (617) 348-1668
                           Facsimile: (617) 542-2241

                           and

                  If to Parent or Purchaser, to:

                           NRT Incorporated
                           339 Jefferson Road
                           Parsippany, NJ  07054
                           Attention:  Ken Hoffert, Esq.
                           Telephone:  (973) 240-5000
                           Facsimile:  (973) 240-5241

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York  10036
                           Attention:  Thomas W. Greenberg, Esq.
                           Telephone:  (212) 735-3000
                           Facsimile:  (212) 735-2000

                  (b) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (c) ENTIRE AGREEMENT. This Agreement, the Merger Agreement and any other documents and instruments referred to herein and therein, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

                  (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (e) ASSIGNMENT. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to Parent and/or one or more direct or indirect wholly-owned Subsidiaries of Parent (each, an "ASSIGNEE"). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  (f) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

                  (g) SPECIFIC PERFORMANCE. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

                  (h) AMENDMENT. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                  (i) COUNTERPARTS. This Agreement may be signed in counterparts, which together shall constitute one original of this Agreement. This Agreement shall become effective when each party hereto has received counterparts thereof signed by the other parties hereto.

                  (j) BOARD APPROVAL. Effectiveness of this Agreement is contingent upon the prior approval of the Company Board of Directors under Chapters 110C and 110F of the MCRL.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

                                NRT INCORPORATED


                                By:
                                   ---------------------------------------------
                                   Name:
                                   Title:


                                TIMBER ACQUISITION CORPORATION


                                By:
                                   ---------------------------------------------
                                   Name:
                                   Title:



                                [STOCKHOLDER]


                                By:
                                   ---------------------------------------------

                                   SCHEDULE I
                                   ----------


NAME AND                                               TOTAL SHARES +
ADDRESS                        SHARES       OPTIONS       OPTIONS
-------                        ------       -------       -------
